EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Five-Year High in Fourth-Quarter And
Fiscal-Year Net Earnings From Continuing Operations

Fourth-Quarter Earnings From Continuing Operations Increase
Fiscal 2006 Long-Term Debt Declines More Than 30 Percent

GRAND RAPIDS, MICHIGAN-May 10, 2006-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week fourth quarter and fiscal 2006 year ended March 25, 2006.

Fourth-Quarter Results

Earnings from continuing operations for the fiscal 2006 fourth quarter increased 8.3 percent, reaching $5.7 million, or $0.27 per diluted share, compared with $5.3 million, or $0.25 per diluted share in the same period last year. Fourth-quarter earnings included a net benefit of $1.4 million due to a favorable LIFO inventory provision, favorable workers' compensation and health care reserve adjustments, and a favorable vendor contract settlement. Better store labor productivity and lower interest expense also contributed to the fourth-quarter earnings improvement. These items were partially offset by higher fuel, utility and bank card processing expenses and the shift in the Easter holiday to the first quarter of fiscal 2007. Last year's fourth quarter included a favorable IRS tax audit adjustment that reduced the tax provision by $1.3 million.

Fourth-quarter operating earnings increased 31.4 percent to $10.4 million from $7.9 million in the same period last year.

Consolidated net sales for the 12-week fourth quarter declined 1.1 percent to $452.8 million from $457.6 million in last year's fourth quarter. The sales decrease was due primarily to the shift in the Easter holiday sales to fiscal 2007 (approximately $6.0 million), two closed Pharm retail stores (approximately $3.1 million), market competition and the influence of higher energy costs on consumer spending. The sales decline was partially offset by higher distribution segment sales from new and existing customers and higher fuel center sales.

"We are very pleased to have achieved our highest level of fourth-quarter earnings from continuing operations in five years and a substantial improvement in both retail and distribution operating earnings," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "We achieved these solid profit results despite an intensely competitive retail environment, the shift in Easter holiday sales to fiscal 2007 and this being our seasonally lowest volume quarter."

Fourth-quarter net earnings were $5.3 million, or $0.25 per diluted share, compared with $5.8 million, or $0.28 per diluted share in the same period last year. The fiscal 2006 fourth quarter included a ($0.4) million, or ($0.02) per diluted share, loss from discontinued operations, compared to $0.5 million, or $0.03 per diluted share, earnings from discontinued operations last year. Last year's earnings from discontinued operations included a $0.7 million favorable IRS tax audit adjustment that lowered the discontinued operations tax provision.

Fourth-quarter gross margin declined 10 basis points to 19.2 percent compared with 19.3 percent in last year's fourth quarter primarily due to a higher concentration of sales from the lower margin grocery distribution segment and fuel centers.

Operating expenses decreased 4.6 percent to $76.7 million from $80.4 million in last year's fourth quarter. As a percentage of sales, fourth-quarter operating expenses declined 70 basis points to 16.9 percent compared with 17.6 percent in the same quarter last year. The decline was due primarily to previously mentioned items.

Operating Segments

Distribution Segment

Fourth-quarter distribution net sales increased 0.7 percent to $260.5 million from $258.8 million in the same period last year. The sales increase was due to the addition of new distribution customers and an increase in sales to existing customers, partially offset by the shift in Easter holiday sales (approximately $3.0 million), the influence of higher energy costs on consumer spending and warmer than normal weather at the beginning of the winter tourism season in the company's northern Michigan market area.

Operating earnings for the segment increased 28.5 percent to $8.4 million compared with $6.5 million in the same period last year. The higher operating earnings benefited from increased sales volumes and warehouse efficiency improvements. In addition, lower inventory levels led to a LIFO credit provision of $0.7 million in this year's fourth quarter compared to a charge of $0.2 million in same period last year. Fourth-quarter distribution operating earnings also benefited from a favorable $0.4 million insurance reserve adjustment to reflect workers' compensation actuarial calculations and lower claim trends due to an improvement in the Company's safety programs, and a $0.6 million contract termination payment received from a vendor. These operating earnings benefits, however, were partially offset by higher utility and fuel costs.

Retail Segment

Fourth-quarter retail net sales declined to $192.3 million from $198.9 million in the same period last year due primarily to the previously disclosed closing of two underperforming Pharm stores (approximately $3.1 million), the shift in Easter holiday sales to fiscal 2007 (approximately $3.0 million), retail competition and the influence of higher energy costs on consumer spending. The decline was partially offset by higher sales from the Company's fuel centers and from retail stores not affected by new retail competition. Comparable store sales at the Company's supermarkets declined 1.5 percent during the fourth quarter, while Pharm comparable store sales decreased 2.7 percent, resulting in a combined decline of 1.7 percent. Fuel center sales increased comparable store sales by 2.5 percent, while the Easter holiday sales shift caused a 1.5 percent decline in comparable store sales.

Retail operating earnings increased 44.5 percent to $2.1 million compared with $1.4 million in the same period last year. Retail operating earnings included a LIFO inventory charge of $0.4 million in the fourth quarter this year compared with a $0.2 million charge for the same period last year. Fourth-quarter retail operating earnings benefited from a $0.5 million favorable insurance reserve adjustment due to the previously mentioned workers' compensation results and lower initial claim trends from the Company's redesigned employee health care benefit plan. Retail operating earnings also benefited from improved store labor efficiency, but was partially offset by higher utility expense and bank card fees.

Balance Sheet

The Company continued to pay down outstanding borrowings during the fourth quarter. Long-term debt at March 25, 2006 (including current maturities) declined to $65.7 million, or 30.7 percent, from $94.8 million as of March 26, 2005. Total outstanding debt as of April 22, 2006 totaled $132.1 million as a result of the D&W Food Centers acquisition that occurred on March 27, 2006, which includes $22.0 million of capital leases assumed in the acquisition.

Fiscal 2006 Results

Consolidated net sales for fiscal 2006 at $2,039.9 million were comparable with sales of $2,043.2 million in fiscal 2005. An increase in sales to new and existing distribution customers and higher fuel center sales in the retail segment were offset by lower retail sales due to the closed Pharm stores, the sale of a retail-store joint venture, the loss of Easter holiday sales in both the first and fourth quarters of fiscal 2006 and an increase in competitive store openings during fiscal 2006.

Fiscal 2006 operating earnings of $37.0 million and earnings from continuing operations of $20.4 million were comparable to last year's amounts despite the significant net amount of unusual items primarily related to early contract termination fees and a favorable vendor settlement that benefited operating earnings in fiscal 2005 and $1.3 million related to the favorable IRS audit adjustment that benefited net earnings from continuing operations.

Net earnings this year included net after-tax charges of approximately $0.3 million related primarily to asset impairment and exit costs, legal and professional fees primarily associated with the Company's strategic review process, a favorable state tax audit adjustment, a gain on the sale of real estate, payment received for a contract termination, favorable workers' compensation and lower LIFO inventory expense. Fiscal 2005 net earnings included net unusual after-tax benefits of approximately $3.5 million primarily related to a favorable supply contract settlement, a gain on the sale of the Company's retail store joint venture, a supply contract termination payment, a favorable tax provision adjustment, and a charge for the write off of financing fees.

Mr. Sturken continued, "Fiscal 2006 was our third consecutive year of improvement at Spartan Stores. We have demonstrated the ability to grow our business profitably in an extremely competitive grocery industry environment. Our financial strength and positive business outlook led to a change in our dividend policy and we declared our first cash dividend during fiscal 2006.

"During the year, we significantly strengthened our distribution business by adding 51 retail stores to our base. Approximately 25 percent of these stores were added in the fourth quarter. In addition, due to a significant increase in our produce distribution volume and our growth expectations, we expanded our docking space for perishable products and upgraded our produce ripening equipment to the latest technology. We also upgraded a significant percentage of our fleet to more fuel efficient trucks with global positioning tracking capabilities, and signed a five-year labor agreement with warehouse associates and drivers at our Plymouth, Michigan distribution center. These measures will allow us to extend our position as the leading grocery distributor in Michigan.

"Placing a strong emphasis on our private label program has yielded an outstanding and sought after portfolio of private label products," said Mr. Sturken. Our "Spartan", "Full-Circle", "Aroma Street", "Top Care", and "Valu Time" private label products offer consumers more quality and options in all major product categories at more competitive price points. Our private label program initiatives helped improve our private label sales penetration during fiscal 2006.

"The majority of our retail stores have been remodeled, expanded, or have had merchandise resets during the past several years. Our retail grocery store base is in excellent condition and, except for our recently acquired stores, will require lower capital expenditures to maintain their fresh appearance. We have an excellent portfolio of retail store franchises and continue to hold the number one conventional retail grocery market share position in most of our core markets.

Outlook

"We continue to have favorable growth prospects for our 53-week fiscal 2007. Our distribution business continues to have solid growth opportunities due to our service quality, outstanding reputation, improved perishable product offerings and the ever-changing grocery industry landscape," said Mr. Sturken. "Our distribution sales will benefit from the stores added to our base late in the fiscal 2006 fourth quarter and our efforts to increase sales penetration with our existing customers. We also expect our retail comparable store sales to turn positive with growth in the low single digits as no additional supercenter openings are anticipated during the next 12 months and we cycle the prior year competitive openings during the first and second quarters of fiscal 2007. In addition, the sales contribution from additional fuel center openings will contribute to growth.

"Our recently acquired D&W Food Center stores also provide promising growth opportunities. This transaction significantly strengthened our retail market position and provides opportunities to improve our retail sales growth and operating efficiencies. Consumers in markets where these stores are located will enjoy the benefits of our private label products as they have been reintroduced to these stores. They will also enjoy more convenient services at select store locations, including Starbuck's coffee bars, retail banking, Sushi bars, dry cleaning, and expanded wine selections.

"We are in the process of integrating the acquired stores into our operations and are monitoring the effect of the acquired stores on the markets we serve and on the sales performance of our existing stores. As a result, we are considering additional market restructuring alternatives and moving our central bakery operation back into our Family Fare retail operations. Should we move forward with these plans, an after-tax restructuring charge of up to $3.0 million would be recorded in the fiscal 2007 first quarter.

"Excluding the possible after-tax restructuring charge and approximately $0.6 million in after-tax start-up costs, we expect fiscal 2007 earnings to improve as gross margin rates benefit from a greater mix of higher margin retail sales and as we realize operational efficiencies from the acquisition. The gross margin rate improvement expectation, however, will be partially offset by the higher selling, general and administrative rates associated with an increase in the retail sales mix.

We expect capital expenditures for fiscal 2007 to range from $30 million to $35 million, depreciation and amortization to range from $22 million to $25 million and interest expense to approximate $15 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's fourth-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 11, 2006. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan. Spartan Stores also owns and operates 70 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "momentum", or "opportunities"; that an event or trend "will" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year
	(12 weeks)	(12 weeks)	(52 weeks)	(52 weeks)
	March 25, 2006	March 26, 2005	March 25, 2006	March 26, 2005

Net sales	$452,791	$457,644	$2,039,926	$2,043,187
Cost of sales	365,704	369,316	1,657,742	1,656,516
Gross margin	87,087	88,328	382,184	386,671

Operating expenses
Selling, general and administrative	72,047	75,774	324,073	328,450
Provision for asset impairment and exit costs	-	-	1,057	-
Depreciation and amortization	4,614	4,620	20,022	20,724
Total operating expenses	76,661	80,394	345,152	349,174

Operating earnings	10,426	7,934	37,032	37,497

Non-operating expense (income)
Interest expense	1,599	1,849	7,669	9,315
Debt extinguishment	-	-	-	561
Other, net	43	(14)	(1,306)	(924)
Total non-operating expense, net	1,642	1,835	6,363	8,952

Earnings before income taxes and discontinued operations	8,784	6,099	30,669	28,545
Income taxes	3,075	827	10,307	8,682

Earnings from continuing operations	5,709	5,272	20,362	19,863

(Loss) earnings from discontinued operations, net of taxes	(399)	525	(2,190)	(1,037)

Net earnings	$5,310	$5,797	$18,172	$18,826

Basic earnings per share:
Earnings from continuing operations	$0.27	$0.25	$0.98	$0.97
(Loss) earnings from discontinued operations	(0.02)	0.03	(0.11)	(0.05)
Net earnings	$0.25	$0.28	$0.87	$0.92

Diluted earnings per share:
Earnings from continuing operations	$0.27	$0.25	$0.96	$0.96
(Loss) earnings from discontinued operations	(0.02)	0.03	(0.10)	(0.05)
Net earnings	$0.25	$0.28	$0.86	$0.91

Weighted average number of shares outstanding:
Basic	20,921	20,518	20,796	20,439
Diluted	21,313	21,045	21,174	20,743

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 25, 2006	March 26, 2005
ASSETS
Current assets
Cash and cash equivalents	$7,655	$14,880
Accounts receivable, net	45,280	43,445
Inventories	95,892	95,988
Other current assets	12,234	13,280
Property and equipment held for sale	6,634	3,855
Total current assets	167,695	171,448

Other assets
Goodwill	72,555	72,315
Deferred taxes on income	9,061	18,680
Other, net	14,108	13,135
Total other assets	95,724	104,130
Property and equipment, net	115,178	108,879
Total assets	$378,597	$384,457

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$90,992	$82,391
Accrued payroll and benefits	29,826	30,775
Other accrued expenses	24,466	25,176
Current maturities of long-term debt	1,675	2,848
Total current liabilities	146,959	141,190

Other long-term liabilities	22,206	25,911

Long-term debt	64,015	91,946

Shareholders' equity

Common stock, voting, no par value; 50,000 shares authorized; 21,023 and 20,524 shares outstanding	123,256	118,144
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(2,873)	(719)
Accumulated other comprehensive loss	(276)	(203)
Retained earnings	25,310	8,188

Total shareholders' equity	145,417	125,410

Total liabilities and shareholders' equity	$378,597	$384,457

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Fiscal Year
	(52 weeks)	(52 weeks)
	March 25, 2006	March 26, 2005

Net cash provided by operating activities	$54,746	$60,630

Net cash used in investing activities	(27,983)	(21,784)

Net cash used in financing activities	(29,437)	(33,814)

Net cash used in discontinued operations	(4,551)	(3,404)

Net (decrease) increase in cash and cash equivalents	(7,225)	1,628

Cash and cash equivalents at beginning of period	14,880	13,252

Cash and cash equivalents at end of period	$7,655	$14,880

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year
	(12 weeks)	(12 weeks)	(52 weeks)	(52 weeks)
	March 25, 2006	March 26, 2005	March 25, 2006	March 26, 2005
Retail Segment:

Net Sales	$192,321	$198,865	$884,046	$922,550
Operating Earnings	$2,090	$1,446	$12,271	$12,969

Grocery Distribution Segment:

Net Sales	$260,470	$258,779	$1,155,880	$1,120,637
Operating Earnings	$8,336	$6,488	$24,761	$24,528